EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ACHIEVE LIFE SCIENCES, INC.

Achieve Life Sciences, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The name of the corporation is Achieve Life Sciences, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 22, 1995 under the name Sonus Pharmaceuticals, Inc.

SECOND: The Amendment of the Third Amended and Restated Certificate of Incorporation of the Corporation in substantially the form set forth in the following resolution has been duly adopted in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

RESOLVED, that the first two sentences of “Article IV - Authorized Capital” of the Third Amended and Restated Certificate of Incorporation as presently in effect be, and the same hereby are, amended and restated in their entirety to read as follows:

“The Corporation is authorized to issue two classes of stock to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue is 305,000,000, of which (i) 300,000,000 shares shall be designated Common Stock and shall have a par value of $0.001 per share; and (ii) 5,000,000 shares shall be designated Preferred Stock and shall have a par value of $0.001 per share.”

THIRD: This Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation so adopted (i) reads in full as set forth above and (ii) is hereby incorporated into the Third Amended and Restated Certificate of Incorporation by this reference. All other provisions of the Third Amended and Restated Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 6th day of July, 2026.

ACHIEVE LIFE SCIENCES, INC.

By:	/s/ Andrew D. Goldberg
Andrew D. Goldberg
Chief Executive Officer and President